May 23, 1996




Hans Olsen
NewLogic
11805 NE 99th Street, Suite 1320
Vancouver, WA 98682

Dear Hans:

         I am very pleased to offer you the position of Vice President of the Systems Group, reporting to me. The annual salary for this position is $150,000 payable (in increments) every two weeks. As an employee of the Company, you will be entitled to receive such other benefits customarily afforded employees of the Company.

         You will be granted a stock option to purchase 50,000 shares of stock at an exercise price which will be the closing price of our stock the day the acquisition of NewLogic by Paradigm is completed. Your stock will begin to vest two years after the acquisition is completed and will vest 25% per year for four years.

         You should be aware that your employment with the Company is freely entered into and is for no specified period of time. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

         For purposes of Federal Immigration Law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire.

         In the event of any dispute or claim related to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Jose, California. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

         To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. Your start date will be the day the acquisition of NewLogic by Paradigm is completed.

         This letter, along with any agreements relating to proprietary rights between you and the Company, and the agreements associated with the acquisition of NewLogic by Paradigm set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by written agreement, signed by you and the Company.

         We look forward to working with you at Paradigm Technology. Welcome aboard!

                                     Sincerely,




                                     Michael Gulett
                                     President and CEO



The undersigned hereby accepts the position at Paradigm and agrees to the terms of employment as set forth above.



-----------------------------------
Hans Olsen


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Date